EXHIBIT 99(b)

_________________ , 2004

To:	Participants in the Boston Federal Savings Bank Employees’ Savings and Profit Sharing Plan and the Boston Federal Savings Bank Employee Stock Ownership Plan

     As described in the enclosed materials, your proxy as a shareholder of BostonFed Bancorp, Inc. (“BostonFed”) is being solicited in connection with an upcoming special meeting of shareholders of BostonFed. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 20, 2004, between Banknorth Group, Inc. (“Banknorth”) and BostonFed, pursuant to which BostonFed will be merged with and into Banknorth. I hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which shares of common stock of BostonFed allocated to your account(s) under the Boston Federal Savings Bank Employees’ Savings and Profit Sharing Plan and the Boston Federal Savings Bank Employee Stock Ownership Plan Employee Stock Ownership Plan (the “Plans”) will be voted.

     Enclosed with this letter is a prospectus/ proxy statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account(s) under the Plans, and a stamped, pre-addressed return envelope. After you have reviewed the materials, I urge you to vote your shares in the Plans by marking, dating, signing and returning the enclosed voting instruction ballot in the envelope provided. Your voting instructions will remain completely confidential. Only Equiserve Trust Company, N.A., our transfer agent, will have access to your ballot in order to certify the totals to the Plan trustees for the purpose of having those shares voted. No person associated with BostonFed will see the individual voting instructions.

     I urge each of you to vote, as a means of participating in the governance of the affairs of BostonFed. If your voting instructions are not received, the shares allocated to your account(s) in the Plans will be voted by the Plan trustees in the same proportion as shares for which the Plan trustee received timely voting instruction for that plan. While I hope that you will vote in the manner recommended by our board of directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Sincerely yours, David F. Holland Chairman, President and Chief Executive Officer

BOSTONFED BANCORP, INC.
17 New England Executive Park
Burlington, Massachusetts 01803

Special Meeting of Shareholders
_________________, 2004

This Ballot is solicited on behalf of the Board of Directors.

     The undersigned, as a holder of common stock of BostonFed Bancorp, Inc. (“BostonFed”) pursuant to the Boston Federal Savings Bank Employees’ Savings and Profit Sharing Plan (the “401(k) Plan”) and the Boston Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”), hereby instructs the trustees of the 401(k) Plan and the ESOP to vote as designated on the reverse of this card all of the shares of common stock of BostonFed which the undersigned holds pursuant to the 401(k) Plan and the ESOP and is entitled to vote at the special meeting of shareholders to be held at the Burlington Marriott, 1 Mall Road, Burlington, Massachusetts, on ___, ___, 2004, at 2:00 p.m., local time, or any adjournment thereof.

     Shares of common stock of BostonFed will be voted as specified. If you return this ballot properly signed but do not otherwise specify, shares will be voted “FOR” the proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 20, 2004, between Banknorth Group, Inc. and BostonFed and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve and adopt the merger agreement. If you do not return this ballot, shares held by you pursuant to the 401(k) Plan and the ESOP will be voted by the trustees in the same proportion as shares for which the Plan trustee received timely voting instruction for that plan.

IMPORTANT: PLEASE DATE AND SIGN THE BALLOT ON REVERSE SIDE.

PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK

BostonFed Bancorp, Inc. 17 New England Executive Park Burlington, Massachusetts 01803	I plan to attend the meeting [ ]

1.	Proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 20, 2004, between Banknorth Group, Inc. (“Banknorth”) and BostonFed Bancorp, Inc. (“BostonFed”), which sets forth the terms and conditions under which BostonFed will merge with and into Banknorth.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

2.	Proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	In their discretion, upon any other matter that may properly come before the special meeting of shareholders or any adjournment thereof.

     The Board of Directors of BostonFed recommends a vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve and adopt the merger agreement. Such votes are hereby solicited by the Board of Directors.

Dated:	__________________________________________________

Signature	__________________________________________________

Signature	__________________________________________________ (print name)

Important: Please sign your name exactly as it appears hereon. When shares are held as joint tenants, either may sign. When signing as an attorney, executor, administrator, trustee or guardian, add such title to your signature.

Note: If you receive more than one card, please date and sign each card and return all cards in the enclosed envelope.